Exhibit 10.3

Amendment to 6 August 1982 Insulin Agreement

This Amendment of May 18, 2004 (“Amendment Agreement”) to the Insulin Agreement and the 1987 Agreement (as defined below) is entered into between Novo Nordisk A/S, a Danish corporation having a principal place of business at Novo Alle, DK-2880, Bagsvaerd, Denmark (“Novo Nordisk”) and ZymoGenetics Inc., a Washington Corporation having a principal place of business at 1201 Eastlake Avenue East, Seattle, Washington 98102 (“ZGI”).

WHEREAS:

(A)	ZGI (formerly known, and for convenience referred to herein, as Zymos Corporation) and Novo Industri A/S (the predecessor corporation to Novo Nordisk) entered into an insulin agreement dated 6 August 1982, as amended (“Insulin Agreement”) relating to recombinant production of human insulin and an amendment agreement dated 13 March 1987 relating to human glucagon, as amended (including the restatement thereof made in November 2000) (“1987 Agreement”).

(B)	Under the Insulin Agreement ZGI would receive annual payments with respect to each successive twelve (12) month period commencing on the first date of the First Commercial Sale (as defined in the Insulin Agreement).

(C)	ZGI and Novo Nordisk desire to amend the Insulin Agreement and to specify in this Amendment Agreement the payment terms which have been applied and will continue to be applied in respect of the royalties due under the Insulin Agreement and the 1987 Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Section 1 of the Insulin Agreement shall be deemed to be amended by the addition of a new definition “Calendar Quarter” to read as follows:

“Calendar Quarter shall mean each of the respective three-month periods ending March 31, June 30, September 30, and December 31 of each year.”

2.	With respect to Sections 5(c)(1)(ii); 5(c)(2)(i); and 7(c) of the Insulin Agreement and Section C.1 of Exhibit B to the Insulin Agreement; and Section 2(a)(ii) of the 1987 Agreement, each reference in such sections to “Participation Year” shall be deleted in its entirety and replaced by “Calendar Quarter”.
3.	With respect to clauses (aa) – (dd) of Section 5(c)(2)(i) of the Insulin Agreement, each reference to “in such Year” shall be deleted in its entirety and replaced by “in the Participation Year in which such Calendar Quarter occurs”. With respect to clause (ee) of Section 5(c)(2)(i) of the Insulin Agreement, each reference to “during each such Year” and “During Such Year” shall be deleted in its entirety and replaced by “during such Calendar Quarter”.
4.	Section 7(a) (i) of the Insulin Agreement shall be amended in its entirety to read as follows:

“Section 7(a)(i). Novo shall deliver to Zymos within 60 days of the end of each Calendar Quarter a written accounting showing its computation of payments due for such Calendar Quarter. Novo shall pay to Zymos all payments due for each Calendar Quarter within 60 days of the end of such Calendar Quarter.

5.	The changes to Section 7(a)(i) and Section 7(c) of the Insulin Agreement under this Amendment Agreement shall apply with equal force to Section 3 of the 1987 Agreement.

6.	The remainders of the Insulin Agreement and the 1987 Agreement remain unchanged by this Amendment Agreement.

IN WITNESS WHEREOF, ZGI and Novo Nordisk have caused this Amendment Agreement to be executed in duplicate in their names by their properly and duly authorized officers or representatives.

NOVO NORDISK A/S	ZYMOGENETICS, INC.

/s/ Jesper Brangaard, CFO	/s/ James A. Johnson, CFO
Name:	Name:
Title:	Title:

NOVO NORDISK A/S

/s/ Kare Schultz, COO